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                                                                    EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                           UBIQUITEL OPERATING COMPANY

         FIRST. The name of the corporation is UbiquiTel Operating Company

(hereinafter the "Corporation").


         SECOND. The registered office of the Corporation in the State of

Delaware is located at 1013 Centre Road, City of Wilmington, County of New

Castle. The registered agent at that address is Corporation Service Company.


         THIRD. The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under the

General Corporation Law of the State of Delaware.


         FOURTH. The total number of shares of stock which the Corporation is authorized to issue is ten thousand (10,000) shares of Common Stock, par value of $.01 each.


         FIFTH. To the fullest extent permitted by the General Corporation Law of Delaware, Section 102(b)(7), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.


         SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws.

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         SEVENTH. The Corporation shall have one (1) initial director who shall serve until the first annual meeting of stockholders or until his successors are elected and qualify. The name and address of the initial director is Donald A. Harris, One Bala Plaza, Suite 402, Bala Cynwyd,

Pennsylvania 19004.


         EIGHTH. The incorporator is Marybeth R. Neradka, whose mailing address is 1750 Tysons Blvd, 12th Floor, McLean, Virginia 22102. The powers of the incorporator shall terminate upon filing this certificate of incorporation.


         I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 24th day of

February, 2000.



                                          /s/ Marybeth R. Meradka
                                          -----------------------
                                          Marybeth R. Neradka
                                          Incorporator